Exhibit 99.1

Abacus International Pte Ltd and its subsidiaries
Consolidated Financial Statements for the
years ended 31 December 2014 and 2013

KPMG LLP (Registration No. T08LL1267L), an accounting limited liability partnership registered in Singapore under the Limited Liability Partnership Act (Chapter 163A) and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Abacus International Pte Ltd
and its subsidiaries

Independent auditors’ report

The Board of Directors
Abacus International Pte Ltd

We have audited the accompanying consolidated statement of financial position of Abacus International Pte Ltd (the “Company”) and subsidiaries (collectively, the “Group”) as of 31 December 2014 and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Infini Travel Information, Inc. (Infini), a 40 percent owned investee company. The Group’s investment in Infini at 31 December 2014, was US$19,412,000, and its equity in earnings was US$1,201,000 for the year 2014. The financial statements of Infini were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Infini, is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abacus International Pte Ltd and subsidiaries as of 31 December 2014, and the results of their operations and their cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The accompanying consolidated statements of financial position as of 31 December 2013 and
1 January 2013 of the Company and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year ended 31 December 2013 were not audited, reviewed or compiled by us and, accordingly, we do not express an opinion or other form of assurance on them.

1

Abacus International Pte Ltd
and its subsidiaries

As further described in Note 28 to the consolidated financial statements, on 1 July 2015 Sabre Technology Enterprises II, Ltd acquired the 65% equity ownership interest from Abacus International Holdings Limited. Consequently, the Company became a wholly-owned subsidiary of Sabre Technology Enterprises II, Ltd at that time. These consolidated financial statements of the Company do not contain any adjustment that might result from the change in control over the Company. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

KPMG LLP
10 September 2015
Singapore

2

Abacus International Pte Ltd
and its subsidiaries

Consolidated statements of financial position As at 31 December 2014 and 2013, and 1 January 2013

			(Unaudited)	(Unaudited)
	Note	2014	2013	1 January 2013
		US$’000	US$’000	US$’000
Assets
Property and equipment	4	15,532	13,799	12,315
Intangible assets:	5
- Goodwill		2,505	2,505	2,505
- Software development costs		19,356	18,368	15,815
Associates	7	25,467	27,169	33,150
Joint ventures	8	1,062	884	–
Other investments	9	24,557	22,491	12,236
Deposits with network provider	10	1,046	918	994
Other receivables, deposits and prepayments	12	29,776	32,940	29,102
Withholding tax receivable	13	6,984	5,792	4,668
Deferred tax assets	17	–	421	408
Non-current assets		126,285	125,287	111,193

Trade receivables	11	12,045	24,657	27,270
Other receivables, deposits and prepayments	12	27,387	27,566	24,095
Amounts due from holding company	14	851	30	22
Cash and cash equivalents	15	146,665	107,729	96,194
Current assets		186,948	159,982	147,581

Total assets		313,233	285,269	258,774

Equity
Share capital	16	56,580	56,580	56,580
Reserves	16	126,432	92,669	74,469
Equity attributable to owners of the Company		183,012	149,249	131,049
Non-controlling interests		195	215	513
Total equity		183,207	149,464	131,562

Liabilities
Deferred tax liabilities	17	9,245	7,969	5,733
Non-current liabilities		9,245	7,969	5,733

Trade payables	18	24,162	20,199	17,773
Other payables and accruals	19	63,497	75,549	71,413
Provisions		2,992	2,872	2,587
Provision for taxation		30,130	29,216	29,706
Current liabilities		120,781	127,836	121,479

Total liabilities		130,026	135,805	127,212

Total equity and liabilities		313,233	285,269	258,774

The accompanying notes form an integral part of these consolidated financial statements.
FS1

Abacus International Pte Ltd
and its subsidiaries

Consolidated statements of profit or loss years ended 31 December 2014 and 2013
			(Unaudited)
	Note	2014	2013
		US$’000	US$’000

Revenue	20	353,387	334,970
Cost of sales	22	(234,166)	(214,530)
Gross profit		119,221	120,440

Other income		258	40
Selling and marketing expenses	22	(35,314)	(33,110)
Administrative expenses	22	(35,018)	(38,136)
Other expenses		(33)	(411)
Results from operating activities		49,114	48,823

Finance income		1,301	2,837
Finance costs		(183)	(1,622)
Net finance income	21	1,118	1,215

Share of profit of equity-accounted investees (net of tax)		3,008	3,210
Profit before income taxes		53,240	53,248
Income tax expense	23	(13,449)	(11,260)
Profit for the year		39,791	41,988

Profit attributable to:
Owners of the Group		39,785	42,063
Non-controlling interests		6	(75)
Profit for the year		39,791	41,988

The accompanying notes form an integral part of these consolidated financial statements.
FS2

Abacus International Pte Ltd
and its subsidiaries

Consolidated statements of comprehensive income years ended 31 December 2014 and 2013
		(Unaudited)
	2014	2013
	US$’000	US$’000

Profit for the year	39,791	41,988

Other comprehensive income (loss)
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences	(2,383)	(3,636)
Share of fair value reserve of associates	597	–
Net change in fair value of available-for-sale financial asset	2,211	10,255
Income tax effects	(173)	(495)
Other comprehensive income (loss) for the year, net of tax	252	6,124

Total comprehensive income for the year	40,043	48,112

Total comprehensive income (loss) attributable to:
Owners of the Group	40,063	48,200
Non-controlling interests	(20)	(88)
Total comprehensive income for the year	40,043	48,112

The accompanying notes form an integral part of these consolidated financial statements.
FS3

Abacus International Pte Ltd
and its subsidiaries

Consolidated statements of changes in equity years ended 31 December 2014 and 2013

	Attributable to owners of the Group
	Share capital	Translation reserve	Fair value reserve	Retained earnings	Total	Non- controlling interests	Total equity
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

At 1 January 2013 (Unaudited)	56,580	1,942	6,298	66,229	131,049	513	131,562

Total comprehensive income for the year:
Profit/(Loss) for the year (Unaudited)	–	–	–	42,063	42,063	(75)	41,988
Total other comprehensive income (loss) (Unaudited)	–	(3,623)	9,760	–	6,137	(13)	6,124
Total comprehensive income (loss) for the year (Unaudited)	–	(3,623)	9,760	42,063	48,200	(88)	48,112

Transactions with owners, recognised directly in equity:
Dividends paid by a subsidiary (Unaudited)	–	–	–	–	–	(210)	(210)
Dividends paid (Note 16) (Unaudited)	–	–	–	(30,000)	(30,000)	–	(30,000)
Total distributions to owners (Unaudited)	–	–	–	(30,000)	(30,000)	(210)	(30,210)

At 31 December 2013 (Unaudited)	56,580	(1,681)	16,058	78,292	149,249	215	149,464

The accompanying notes form an integral part of these consolidated financial statements.
FS4

Abacus International Pte Ltd
and its subsidiaries

Consolidated statements of changes in equity (continued) years ended 31 December 2014 and 2013
	Attributable to owners of the Group
	Share capital	Translation reserve	Fair value reserve	Retained earnings	Total	Non- controlling interests	Total equity
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

At 1 January 2014	56,580	(1,681)	16,058	78,292	149,249	215	149,464

Total comprehensive income for the year
Profit for the year	–	–	–	39,785	39,785	6	39,791
Total other comprehensive income (loss)	–	(2,357)	2,635	–	278	(26)	252
Total comprehensive income (loss) for the year	–	(2,357)	2,635	39,785	40,063	(20)	40,043

Transactions with owners, recognised directly in equity
Dividends paid (Note 16)	–	–	–	(6,300)	(6,300)	–	(6,300)
Total distributions to owners	–	–	–	(6,300)	(6,300)	–	(6,300)

At 31 December 2014	56,580	(4,038)	18,693	111,777	183,012	195	183,207

The accompanying notes form an integral part of these consolidated financial statements.
FS5

Abacus International Pte Ltd
and its subsidiaries

Consolidated statements of cash flows years ended 31 December 2014 and 2013
		(Unaudited)
	2014	2013
	US$’000	US$’000
Cash flows from operating activities
Profit before income tax	53,240	53,248
Adjustments for:
Amortisation of software development costs	5,170	4,576
(Reversal of)/provision for bad debt	(31)	152
Depreciation of property, plant and equipment	7,340	6,895
Dividend income	(991)	(2,567)
Interest income	(310)	(270)
Loss on disposal of property and equipment and software developments costs	67	81
Share of results of associates and joint ventures	(3,008)	(3,210)
Net effect of exchange differences	290	261
	61,767	59,166
Changes in trade and other receivables	15,986	(4,832)
Changes in trade and other payables	(8,089)	6,537
Changes in provisions	120	285
Cash generated from operating activities	69,784	61,156
Income tax paid	(11,843)	(9,493)
Net cash from operating activities	57,941	51,663

Cash flows from investing activities
Investment in joint ventures	–	(690)
Amounts due from holding company	(821)	(8)
Deposits with network provider	(128)	76
Dividend income	3,118	6,523
Interest income received	310	210
Purchases of property and equipment	(9,026)	(8,883)
Software development costs capitalised	(6,158)	(7,146)
Net cash used in investing activities	(12,705)	(9,918)

Cash flows from financing activities
Dividends paid (Note 16)	(6,300)	(30,000)
Dividends paid to minority shareholders	–	(210)
Net cash used in financing activities	(6,300)	(30,210)

Net increase in cash and cash equivalents	38,936	11,535
Cash and cash equivalents at 1 January	97,729	86,194
Cash and cash equivalents at 31 December (Note 15)	136,665	97,729

The accompanying notes form an integral part of these consolidated financial statements.
FS6

Abacus International Pte Ltd
and its subsidiaries

Notes to the consolidated financial statements

1        Domicile and activities

Abacus International Pte Ltd (“the Company”) is a company incorporated in Singapore. The address of the Company’s registered office is 3 Tampines Central 1, #08-01 Abacus Plaza, Singapore 529540.

The major shareholder of the Company is Abacus International Holdings Limited (65% shareholding), incorporated in the Cayman Islands, which is also the ultimate holding company. The remaining interest is indirectly held by the Sabre Corporation (35% shareholding), incorporated in the United States of America.

The consolidated financial statements comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”) and the Group’s interest in associates and joint ventures.

The principal activity of the Group is to provide a computerised reservation system for travel and other related services.

2        Basis of preparation

2.1        Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board. These are the Group’s first consolidated financial statements prepared in accordance with IFRSs and IFRS 1 First-time Adoption of International Financial Reporting Standards has been applied.

In preparing its opening IFRS consolidated statement of financial position, the Group has adjusted amounts reported previously in consolidated financial statements prepared in accordance with Singapore Financial Reporting Standards (SFRSs). An explanation of how the transition to IFRSs has affected the reported financial position, financial performance and cash flows of the Group is provided in Note 27.

These consolidated financial statements were authorised for issue by the Board of Directors on 10 September 2015.

2.2        Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for certain financial assets and liabilities which are measured at fair value.

2.3        Functional and presentation currency

These consolidated financial statements are presented in United States dollars which is the Group’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise stated.

FS7

Abacus International Pte Ltd
and its subsidiaries

2.4        Use of judgements and estimates

In preparing these consolidated financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties that have the most significant effect on the amounts is included as follows:

Amortisation of intangible assets

Software development costs are amortised on a straight-line basis over the estimated useful life of 3 to 5 years. Changes in the expected level of usage and technological developments could impact the economic useful lives and residual values of these assets, therefore future amortisation charges could be revised by management.

Depreciation of property and equipment

Property and equipment are depreciated on a straight-line basis over their estimated useful lives. Management estimates the useful lives of these property and equipment to be within 2 to 10 years. Changes in the expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

Income taxes

The Group has exposure to income taxes in numerous jurisdictions. Significant judgement is involved in determining the group-wide provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for expected tax issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recognised, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Impairment of other investments

Where applicable, the Group follows the guidance of International Accounting Standard (IAS) 39 on determining when an investment is other-than-temporary impaired. This determination requires significant judgement and the Group evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its cost; and the financial health of and near-term business outlook for the investment, including factors such as its performance and financing cash flow.

Impairment of goodwill

For the purpose of impairment testing, management estimates the values assigned to key assumptions of future trends in the industry based on both external and internal sources. Changes in key assumptions could impact the estimated recoverable amount of the goodwill; therefore impairment amounts may be revised.

FS8

Abacus International Pte Ltd
and its subsidiaries

2.5        Changes in accounting policies

Except for the changes below, the Group has consistently applied the accounting standards set out in note 3 to all periods presented in these consolidated financial statements.

Disclosures of recoverable amount for non-financial assets

As a result of the amendments to IAS 36, the Group has expanded its disclosures of recoverable amounts when they are based on fair value less costs of disposals and recognised an impairment (see note 5).

The adoption of the amendment to IAS 36 has no impact on the disclosures in the financial statements of the Group.

3        Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these financial statements, and have been applied consistently by Group entities.

3.1        Basis of consolidation

Business combinations

Business combinations are accounted for using the acquisition method at the acquisition date, which is the date on which control is transferred to the Group. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, the Group takes into consideration potential voting rights that are currently exercisable.

The Group measures goodwill at the acquisition date as:

•	the fair value of the consideration transferred; plus

•	the recognised amount of any non-controlling interests in the acquiree; plus

•	if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree,

over the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed. Any goodwill that arises is tested annually for impairment.

When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss. The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss.

Any contingent consideration payable is recognised at fair value at the acquisition date and included in the consideration transferred. If the contingent consideration is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes to the fair value of the contingent consideration are recognised in profit or loss.

FS9

Abacus International Pte Ltd
and its subsidiaries

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the acquiree’s net assets in the event of liquidation, the Group elects on a transaction-by-transaction basis whether to measure them at fair value, or at the non-controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets, at the acquisition date. All other non-controlling interests are measured at acquisition-date fair value or, unless another measurement basis is required by IFRS.

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination are expensed as incurred.

Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Group. Losses applicable to the non-controlling interests in a subsidiary are allocated to the non-controlling interests even if doing so causes the non-controlling interests to have a deficit balance.

Interest in equity-accounted investees

The Group’s interests in equity-accounted investees comprise interests in associates and a joint venture.

Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies of these entities. Significant influence is presumed to exist when the Group holds between 20% or more of the voting power of another entity.

A joint venture is an arrangement in which the Group has joint control whereby the Group has rights to the net assets of the arrangements rather than rights to its assets and obligations for its liabilities.

Investments in associates and joint ventures are accounted for using the equity method (equity-accounted investees) and are recognised initially at cost, which includes transaction costs.

The consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of the equity-accounted investees, after adjustments to align the accounting policies of the equity-accounted investees with those of the Group, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases.

Equity-accounted investees with non-coterminous year ends are equity accounted using the investee’s most recent audited financial statements, adjusted for material transactions or events that occur between the date of the investee’s financial statements and the date of the Group’s financial statements, provided the difference between those dates is no greater than three months.

FS10

Abacus International Pte Ltd
and its subsidiaries

When the Group’s share of losses exceeds its interest in an equity-accounted investee, the carrying amount of the investment, together with any long-term interests that form part thereof, is reduced to zero, and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

Impairment of associates and joint venture

An impairment loss in respect of an associate or joint venture is measured by comparing the recoverable amount of the investment with its carrying amount. An impairment loss is recognised in profit or loss. An impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements.

Acquisition of non-controlling interests

Acquisitions of non-controlling interests are accounted for as transactions with owners in their capacity as owners and therefore no goodwill is recognised as a result. Adjustments to non-controlling interest arising from transactions do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

3.2        Foreign currency

Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the end of the reporting period are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the year, adjusted for effective interest and payments during the year, and the amortised cost in foreign currency translated at the exchange rate at the end of the year.

Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items in a foreign currency that are measured in terms of historical cost are translated using the exchange rate at the date of the transaction. Foreign currency differences arising on retranslation are recognised in profit or loss, except for the following differences which are recognised in other comprehensive income arising on the retranslation of:

•	available-for-sale equity instruments (except on impairment in which case foreign currency differences that have been recognised in other comprehensive income are reclassified to profit or loss);

•	a financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective; or

•	qualifying cash flow hedges to the extent the hedge is effective.

FS11

Abacus International Pte Ltd
and its subsidiaries

Foreign operations

The assets and liabilities of foreign operations, excluding goodwill and fair value adjustments arising on acquisition, are translated to United States dollars at exchange rates at the end of the reporting period. The income and expenses of foreign operations, excluding foreign operations in hyperinflationary economies, are translated to United States dollars at average exchange rates during the year.

Foreign currency differences are recognised in other comprehensive income, and presented in the foreign currency translation reserve (translation reserve) in equity. However, if the foreign operation is a non-wholly-owned subsidiary, then the relevant proportionate share of the translation difference is allocated to non-controlling interests. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while retaining control, the relevant proportion of the cumulative amount is reattributed to non-controlling interests. When the Group disposes of only part of its investment in an associate or jointly controlled entity that includes a foreign operation while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely to occur in the foreseeable future, foreign currency gains and losses arising from such item are considered to form part of a net investment in a foreign operation and are recognised in other comprehensive income, and are presented in the translation reserve in equity.

3.3        Property, and equipment

Recognition and measurement

Items of property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located and capitalised borrowing costs.

Cost may also include transfers from equity of any gain or loss on qualifying cash flow hedges of foreign currency purchases of property and equipment. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

The gain or loss on disposal of an item of property and equipment calculated as the difference between the net proceeds from disposal and the carrying amount of the item is recognised net within other income/other expenses in profit or loss.

FS12

Abacus International Pte Ltd
and its subsidiaries

Subsequent costs

The cost of replacing a component of an item of property and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits associated with the expenditure will flow to the Group, and its cost can be measured reliably. The carrying amount of the replaced component is derecognised. The costs of the day-to-day servicing of property and equipment are recognised in profit or loss as incurred.

Depreciation

Depreciation is based on the cost of an asset less its residual value. Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately.

Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each component of an item of property and equipment. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term.

Depreciation is recognised from the date that the property and equipment are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use.

The estimated useful lives for the current and comparative years are as follows:

Office furniture and equipment    - 3 to 10 years
Office fixtures and fittings - 2 to 10 years
Computer/communication equipment - 3 to 10 years
Motor vehicles    - 5 years

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting period, and adjusted if appropriate.

3.4	Intangible assets

Goodwill

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. For the measurement of goodwill at initial recognition, see note 3.1 under Business Combinations.

Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. In respect of associates and joint ventures, the carrying amount of goodwill is included in the carrying amount of the investment, and an impairment loss on such an investment is not allocated to any asset, including goodwill, that forms part of the carrying amount of the associates and joint ventures.

Software development costs

Software development costs which relates to the development of new or improved hosting and computerised reservation functions are recognised as an asset to the extent that it is expected that such asset will generate future benefits.
Software development costs are stated at cost, less accumulated amortisation and accumulated impairment losses.

FS13

Abacus International Pte Ltd
and its subsidiaries

Amortisation is calculated based on the cost of the asset, less its residual value.

Amortisation is recognised in profit or loss on a straight-line basis over the estimated useful lives of the software development from the date that they are available for use. The estimated useful life for the current and comparative years of software development costs is 3 to 5 years.

Amortisation methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if appropriate.

Software development costs are reviewed at each statement of financial position date to assess whether they are recorded in excess of their recoverable amount and its carrying values written down if it exceeds this recoverable amount.

3.5        Financial instruments

Non-derivative financial assets

The Group initially recognises loans and receivables and deposits on the date that they are originated. All other financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

The Group classifies non-derivative financial assets into the following categories: financial assets at fair value through profit or loss, held-to-maturity financial assets, loans and receivables and available-for-sale financial assets.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables comprise cash and cash equivalents, and trade and other receivables.

FS14

Abacus International Pte Ltd
and its subsidiaries

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and short-term deposits with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments. For the purpose of the statement of cash flows, pledged deposits are excluded whilst bank overdrafts that are repayable on demand and that form an integral part of the Group’s cash management are included in cash and cash equivalents.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are designated as available for sale or are not classified in any of the above categories of financial assets.

Available-for-sale financial assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses and foreign currency differences on available-for-sale debt instruments, are recognised in other comprehensive income and presented in the fair value reserve in equity. When an investment is derecognised, the gain or loss accumulated in equity is reclassified to profit or loss.

Available-for-sale financial assets comprise equity securities and debt securities.

Non-derivative financial liabilities

The Group initially recognises debt securities issued and subordinated liabilities on the date that they are originated. Financial liabilities for contingent consideration payable in a business combination are recognised at the acquisition date. All other financial liabilities (including liabilities designated at fair value through profit or loss) are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expire.

Financial liabilities for contingent consideration payable in a business combination are initially measured at fair value. Subsequent changes in the fair value of the contingent consideration are recognised in profit or loss.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

The Group classifies non-derivative financial liabilities into the other financial liabilities category. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest method.

Other financial liabilities comprise loans and borrowings, bank overdrafts, and trade and other payables.

FS15

Abacus International Pte Ltd
and its subsidiaries

Derivative financial instruments

The Group holds derivative financial instruments to hedge their foreign currency and interest rate risk exposures. Derivatives are recognised initially at fair value; attributable transaction costs are recognised in profit or loss when incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted for in the profit or loss unless hedge accounting is applied.

Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognised as a deduction from equity, net of any tax effects.

3.6        Impairment

Impairment of non-derivative financial assets

A financial asset not carried at fair value through profit or loss including an interest in associates and joint ventures, is assessed at the end of each reporting period to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event has a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, adverse changes in the payment status of borrowers or issuers in the group, economic conditions that correlate with defaults or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

Loans and receivables

The Group considers evidence of impairment for loans and receivables at both a specific asset and collective level. All individually significant loans and receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Loans and receivables that are not individually significant are collectively assessed for impairment by grouping together loans and receivables with similar risk characteristics.

In assessing collective impairment, the Group uses historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

FS16

Abacus International Pte Ltd
and its subsidiaries

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows, discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against loans and receivables. Interest on the impaired asset continues to be recognised. When a subsequent event (e.g. repayment by a debtor) causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Available-for-sale financial assets

Impairment losses on available-for-sale financial assets are recognised by reclassifying the losses accumulated in the fair value reserve in equity to profit or loss. The cumulative loss that is reclassified from equity to profit or loss is the difference between the acquisition cost, net of any principal repayment and amortisation, and the current fair value, less any impairment loss recognised previously in profit or loss. Changes in cumulative impairment provisions attributable to application of the effective interest method are reflected as a component of interest income. If, in a subsequent period, the fair value of an impaired available-for-sale debt security increases and the increase can be related objectively to an event occurring after the impairment loss was recognised, then the impairment loss is reversed. The amount of the reversal is recognised in profit or loss. However, any subsequent recovery in the fair value of an impaired available-for-sale equity security is recognised in other comprehensive income.

Impairment of non-financial assets

The carrying amounts of the Group’s non-financial assets, other than biological assets, investment property, inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. An impairment loss is recognised if the carrying amount of an asset or its related cash-generating unit (CGU) exceeds its estimated recoverable amount.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

The Group’s corporate assets do not generate separate cash inflows and are utilised by more than one CGU. Corporate assets are allocated to CGUs on a reasonable and consistent basis and tested for impairment as part of the testing of the CGU to which the corporate asset is allocated.

FS17

Abacus International Pte Ltd
and its subsidiaries

Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Goodwill that forms part of the carrying amount of an investment in an associate is not recognised separately, and therefore is not tested for impairment separately. Instead, the entire amount of the investment in an associate is tested for impairment as a single asset when there is objective evidence that the investment in an associate may be impaired.

3.7        Lease payments

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.

3.8        Employee benefits

Defined contribution plans

The Group participates in the national pension schemes as prescribed by the laws of the countries in which it has operations. Obligations for contributions to defined contribution pension plans are recognised as an employee benefit expense in profit or loss as incurred.

Employee leave entitlement

Short-term employee benefits obligations are measured on an undiscounted basis and are expensed as the related service is provided.

FS18

Abacus International Pte Ltd
and its subsidiaries

3.9        Provisions

A provision is recognised, as a result of a past event, if the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits and will be required to settle the obligation.

Provisions are reviewed at each statement of financial position date and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of economic resources will be required to settle the obligation, the provision is reversed. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

3.10        Revenue

Revenue from booking fees is recognised when bookings are made through the computerised reservation system by travel agencies. A transaction occurs when a travel agency books or reserves a travel supplier’s product through the computerised reservation system. Booking fees include, but are not limited to, fees paid by travel suppliers for selling their inventory through the computerised reservation system. The Company receives revenue from the travel suppliers according to the respective commercial arrangements.

3.11        Finance income and finance costs

Finance income comprises interest income on funds invested (including available-for-sale financial assets), dividend income, gains on the disposal of available-for-sale financial assets, fair value gains on financial assets at fair value through profit or loss, gains on the remeasurement to fair value of any pre-existing interest in an acquiree, gains on hedging instruments that are recognised in profit or loss and reclassifications of net gains previously recognised in other comprehensive income. Interest income is recognised as it accrues in profit or loss, using the effective interest method. Dividend income is recognised in profit or loss on the date that the Group’s right to receive payment is established, which in the case of quoted securities is normally the ex-dividend date.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions and deferred consideration, losses on disposal of available-for-sale financial assets, dividends on preference shares classified as liabilities, fair value losses on financial assets at fair value through profit or loss and contingent consideration, impairment losses recognised on financial assets (other than trade receivables), losses on hedging instruments that are recognised in profit or loss and reclassifications of net losses previously recognised in other comprehensive income.

Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognised in profit or loss using the effective interest method.

Foreign currency gains and losses on financial assets and financial liabilities are reported on a net basis as either finance income or finance cost depending on whether foreign currency movements are in a net gain or net loss position.

FS19

Abacus International Pte Ltd
and its subsidiaries

3.12        Income taxes

Income tax expense comprises current and deferred income taxes. Income tax expense is recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•
temporary differences related to investments in subsidiaries and jointly controlled entities to the extent that it is probable that the Group is able to control the timing of the reversal of the temporary difference and it is probable that they will not reverse in the foreseeable future; and

•	taxable temporary differences arising on the initial recognition of goodwill.

The measurement of deferred taxes reflects the tax consequences that would follow the manner in which the Group expects, at the end of the reporting period to recover or settle the carrying amount of its assets and liabilities.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

In determining the amount of current and deferred tax, the Group takes into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Group believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of multifaceted judgments about future events. New information may become available that causes the Group to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact tax expense in the period that such a determination is made.

FS20

Abacus International Pte Ltd
and its subsidiaries

3.13        New standards and interpretations not yet adopted

The following new standards and amendments to standards are effective for annual periods beginning after 1 January 2014; however, the Group has not applied the following new or amended standards in preparing these consolidated financial statements.

New or amended standards	Summary of the requirements	Possible impact on consolidated financial statements
IFRS 9 Financial Instruments
IFRS 9, published in July 2014, replaces the existing guidance in IAS 39 Financial Instruments: Recognition and Measurement.
IFRS 9 includes revised guidance on the classification and measurement of financial instruments, including a new expected credit loss model for calculating impairment on financial assets, and the new general hedge accounting requirements. It also carries forward the guidance on recognition and derecognition of financial instruments from IAS 39.

IFRS 9 is effective for annual reporting periods beginning on or after 1 January 2018, with early adoption permitted.

The Group is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 9.
IFRS 15 Revenue from Contracts with Customers
IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes.

IFRS 15 is effective for annual reporting periods beginning on or after 1 January 2018, with early adoption permitted.
The Group is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 15.

The following new or amended standards are not expected to have a significant impact of the Group’s consolidated financial statements.

•	IFRS 14 Regulatory Deferral Accounts.

•	Accounting for Acquisitions of Interests in Joint Operations (Amendments to IFRS 11).

•	Clarification of Acceptable Methods of Depreciation and Amortisation (Amendments to IAS 16 and IAS38).

•	Defined Benefit Plans: Employee Contributions (Amendments to IAS 19).

•	Annual improvements to IFRSs 2010-2012 Cycle.

•	Annual improvements to IFRSs 2011-2013 Cycle.

•	Agriculture: Bearer Plants (Amendments to IAS 16 and IAS 41)

FS21

Abacus International Pte Ltd
and its subsidiaries

4        Property and equipment

	Office furniture and equipment	Office fixtures and fittings	Computer/ communication equipment	Motor vehicles	Total
	US$’000	US$’000	US$’000	US$’000	US$’000

Cost
Balance at 1 January 2013 (Unaudited)	3,593	2,040	32,653	54	38,340
Additions	443	88	8,352	–	8,883
Disposals	(136)	(95)	(7,703)	–	(7,934)
Effect of movements in exchange rates	(511)	(218)	(673)	(7)	(1,409)
Balance at 31 December 2013 (Unaudited)	3,389	1,815	32,629	47	37,880
Additions	708	120	8,198	–	9,026
Disposals	(667)	(74)	(2,523)	–	(3,264)
Effect of movements in exchange rates	232	(118)	(23)	–	91
Balance at 31 December 2014	3,662	1,743	38,281	47	43,733

Accumulated depreciation and impairment losses
Balance at 1 January 2013 (Unaudited)	1,666	1,102	23,247	10	26,025
Depreciation	1,072	608	5,205	10	6,895
Disposals	(128)	(67)	(7,675)	–	(7,870)
Effect of movements in exchange rates	(316)	(155)	(495)	(3)	(969)
Balance at 31 December 2013 (Unaudited)	2,294	1,488	20,282	17	24,081
Depreciation	891	221	6,219	9	7,340
Disposals	(488)	(72)	(2,471)	–	(3,031)
Effect of movements in exchange rates	(118)	(49)	(22)	–	(189)
Balance at 31 December 2014	2,579	1,588	24,008	26	28,201

Carrying amounts
At 1 January 2013 (Unaudited)	1,927	938	9,406	44	12,315
At 31 December 2013 (Unaudited)	1,095	327	12,347	30	13,799
At 31 December 2014	1,083	155	14,273	21	15,532

FS22

Abacus International Pte Ltd
and its subsidiaries

5        Intangible assets

Goodwill

US$’000
Cost
At 1 January 2013 (Unaudited)	68,314
Additions	100
At 31 December 2013 (Unaudited) and 2014	68,414

Accumulated impairment losses
At 1 January 2013 (Unaudited)	65,809
Impairment for the year	100
At 31 December 2013 (Unaudited) and 2014	65,909

Carrying amounts
At 1 January 2013 (Unaudited)	2,505
At 31 December 2013 (Unaudited)	2,505
At 31 December 2014	2,505

Impairment test of goodwill from Abacus Distribution Systems (Thailand) Limited

Goodwill arising from the excess of purchase consideration over fair values of attributable net asset of Abacus Distribution Systems (Thailand) Limited, a wholly-owned subsidiary which is considered as a separate cash generating unit (CGU).

The recoverable amount of this CGU was based on value in use, estimated using discounted cashflows based on financial budgets/forecasts approved by management covering a five-year period.

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources.

		(Unaudited)
	2014	2013
	%	%

Discount rate	19	25
Terminal value growth rate	3	3
Budgeted EBITDA(1) growth rate (average of next five years)	3	4
_________________________________________________
(1) Earnings before income taxes, depreciation and amortisation.

FS23

Abacus International Pte Ltd
and its subsidiaries

The cash flow projections included specific estimates for five years and a terminal growth rate thereafter. The terminal growth rate was determined based on management’s estimate of the long-term compound annual EBITDA growth rate, consistent with the assumptions that a market participant would make.

The following describes the key assumptions on which management has based its cash flow projections:

1.	Revenue growth of 3 - 4% (2013: 3 - 4%).

2.	Budgeted gross margins of 47 - 48% (2013: 46%).

3.	Pre-tax discount rates applied to the cash flow projections of 19% (2013: 25%).

Management has determined budgeted gross margins based on past performance and its expectation of market development. The pre-tax discount rates applied reflect specific risks relating to the relevant business activities.

Management believes that any reasonable possible change in the above key assumptions is not likely to materially cause the recoverable amount to be lower than its carrying amount.

Software development costs

US$’000

Cost
At 1 January 2013 (Unaudited)	34,743
Additions	7,146
Disposals	(6,852)
At 31 December 2013 (Unaudited)	35,037
Additions	6,158
Disposals	(19)
At 31 December 2014	41,176

Accumulated amortisation
At 1 January 2013 (Unaudited)	18,928
Amortisation charge for the year	4,576
Disposals	(6,835)
At 31 December 2013 (Unaudited)	16,669
Amortisation charge for the year	5,170
Disposals	(19)
At 31 December 2014	21,820

Carrying amounts
At 1 January 2013 (Unaudited)	15,815
At 31 December 2013 (Unaudited)	18,368
At 31 December 2014	19,356

FS24

Abacus International Pte Ltd
and its subsidiaries

6        Subsidiaries

Details of subsidiaries are as follows:

Name of subsidiaries	Country of incorporation	Ownership interest
		2014	2013
		%	%

Abacus Marketing & Communications Pte Ltd	Singapore	100	100
Abacus Distribution Systems (Australia) Pty. Ltd.	Australia	100	100
Abacus Distribution Systems (India) Pvt Ltd	India	100	100
Abacus Distribution Systems (Cambodia) Pte. Ltd	Cambodia	100	100
Abacus International Lanka (Private) Limited	Sri Lanka	60	60
Abacus Distribution Systems (Thailand) Limited	Thailand	69	69
Abacus Holdings Thailand LLC*	USA	49	49
Abacus.com Pte Ltd	Singapore	100	100
APH Limited (Mauritius)	Mauritius	–	100
ADS (Central Asia) LLP	Kazakhstan	100	100
Sabre Australia Technologies I Pty Limited	Australia	100	100

* Although the Group owns less than half of the ownership interest in Abacus Holdings Thailand LLC, it has a 100% economic beneficial interest in the subsidiary. Consequently, the Group consolidates its investment as a wholly owned subsidiary.

7        Associates

		(Unaudited)
	2014	2013
	US$’000	US$’000

Unquoted shares, at cost	14,949	14,949
Share of post-acquisition reserves	10,681	9,377
Currency realignment	(163)	2,843
	25,467	27,169

The associates are:

Name of associates	Country of incorporation	Effective equity held by the Group
		2014	2013
		%	%

Excellent Management Limited	Hong Kong	20	20
Asiana Abacus Inc	South Korea	20	20
Abacus Bangladesh NMC Limited	Bangladesh	49	49
Infini Travel Information, Inc. (1)	Japan	40	40

FS25

Abacus International Pte Ltd
and its subsidiaries

(1) The 40% shareholding is held by the ultimate holding company, Abacus International Holdings Limited, on behalf of the Group. Abacus International Holdings Limited has assigned the economic beneficial interest and substantive rights of its 40% shareholding in Infini Travel Information, Inc to the Group such that the Group is entitled to all economic benefits of shares including dividends and disposal proceeds; any decision relating to the shareholding must be in the best interest of the Group; and the Group must approve any sale or pledge of the shareholding.

The Group’s share of profit and share of fair value reserve recognised in other comprehensive income in its associates for the year were US$2,833,000 (2013: US$3,073,000) and US$597,000 (2013: nil) respectively. In 2014, the Group received dividends of US$2,126,000 from its investments in associates (2013: US$3,955,000).

The associates have no contingent liabilities as at 31 December 2014 and 31 December 2013.

The Group has one associate that is material and three associates that are individually immaterial to the Group. All are equity accounted. The material associate to the Group is Infini Travel Information, Inc.

Infini Travel Information, Inc. “Infini”

Nature of relationship with the Group	The Company is Infini Travel Information, Inc.’s service provider for outsourcing software development and maintenance services

Principal place of business/Country of incorporation	Japan

Year end	31 March

Ownership interest/Vesting rights held	40% (2013: 40%)

The Company has applied the equity method of accounting for its investment in Infini for the years ended 31 December 2014 and 2013 using Infini’s annual financial statements prepared in accordance with IFRS for the years ended 31 March 2015 and 31 March 2014, respectively, as permitted under IAS 28 Investments in Associates and Joint Ventures. Following is Infini summary financial information as of and for the years ended 31 March 2015 and 2014.

		(Unaudited)
	2015	2014
	US$’000	US$’000

Revenue	50,292	53,568

Profit after tax	3,002	4,252
OCI	271	–
Total comprehensive income	3,273	4,252

FS26

Abacus International Pte Ltd
and its subsidiaries

		(Unaudited)
	2015	2014
	US$’000	US$’000

Non-current assets	21,433	23,882
Current assets	43,737	48,421
Non-current liabilities	(3,639)	(3,953)
Current liabilities	(13,001)	(12,527)
Net assets	48,530	55,823

Group’s interest in net assets of investee at beginning of this year	22,329	19,603
Group’s share of:
- profit after tax	1,201	1,701
- OCI	(2,543)	2,663
- Total comprehensive income	(1,342)	4,364

Dividends received during the year	(1,575)	(1,638)
Carrying amount of interest in investee at end of the year	19,412	22,329

Immaterial associates

The Group has three individually immaterial associates. The following table summarises, in aggregate, the carrying amount and share of profit and OCI of these associates that are accounted for using the equity method:

		(Unaudited)
	2014	2013
	US$’000	US$’000

Carrying amount of interests in immaterial associates	6,055	4,840
Group’s share of:
- profit after tax	1,632	1,372
- OCI	134	–
- Total comprehensive income	1,766	1,372

8        Joint ventures

		(Unaudited)
	2014	2013
	US$’000	US$’000

Unquoted shares, at cost	850	850
Impairment loss	(577)	(577)
Share of post-acquisition reserves	901	726
Currency realignment	(112)	(115)
	1,062	884

FS27

Abacus International Pte Ltd
and its subsidiaries

The Group’s share of profit in its joint ventures for the year was US$175,000 (2013: US$137,000).

The Group did not receive dividends from its investments in joint ventures during the year 2014 and 2013.

Summary of financial information for controlled entities, not adjusted for the percentage ownership held by the Group, is as follows:

		(Unaudited)
	2014	2013
	US$’000	US$’000
Results
Revenue	3,297	3,504

Assets and liabilities
Non-current assets	525	217
Current assets	3,705	3,016
Non-current liabilities	(5)	–
Current liabilities	(608)	(400)
	3,617	2,833

The joint ventures have no capital commitment and contingent liabilities as at 31 December 2014 and 31 December 2013.

The joint ventures are:

	Country of incorporation	Effective equity held by the Group
		2014	2013
		%	%

Abacus Distribution Systems (Pakistan) Pvt Ltd.	Pakistan	30	30
Abacus International Lao Co., Ltd	Laos	40	40

9        Other investments

		(Unaudited)
	2014	2013
	US$’000	US$’000

Quoted investments, at market value	23,901	21,835
Unquoted investments, at cost	808	808
	24,709	22,643
Impairment loss in an unquoted investment	(152)	(152)
	24,557	22,491

FS28

Abacus International Pte Ltd
and its subsidiaries

10        Deposits with network provider

This is in respect of deposits made to SITA (Societe Internationale de Telecommunications Aeronautiques), a non-profit organisation providing telecommunications and information services to airline and related industry. The amount of deposits is based on the estimated usage by the Group as compared to the total usage of all SITA members.

The deposits are repayable over a ten-year period, unsecured and bear interest at 1.60% (2013: 1.88%) per annum.

The deposits to SITA are stated at cost as it is not practicable to obtain their fair value.

11        Trade receivables

		(Unaudited)
	2014	2013
	US$’000	US$’000

Amounts due from third parties	12,323	23,537
Amounts due from related companies	–	1,559
Impairment losses	(278)	(439)
Net receivables	12,045	24,657

The Group’s exposure to credit and currency risks, and impairment losses related to trade and other receivables are disclosed in note 25.

12        Other receivables, deposits and prepayments

		(Unaudited)
	2014	2013
	US$’000	US$’000

Recoverable expenses	39	1,914
Deposits	740	659
Interest receivable	64	9
Sundry receivables and other prepayments	2,740	4,863
	3,583	7,445
Prepaid incentives to travel agents	53,580	53,061
	57,163	60,506

Current	27,387	27,566
Non-Current	29,776	32,940
	57,163	60,506

13        Withholding tax receivable

Withholding tax receivable relate to tax withheld by customers in India and paid to the India tax authority. These amounts are expected to be recovered from the India tax authority more than twelve months after the reporting date.

FS29

Abacus International Pte Ltd
and its subsidiaries

14        Amounts due from holding company

The amounts due from the holding company are non-trade in nature, unsecured, interest-free and are repayable on demand.

15        Cash and cash equivalents

Cash and cash equivalents consist of cash and bank balances and fixed deposits.

Cash and cash equivalents included in the consolidated statement of cash flows comprise the following statement of financial position amounts:

		(Unaudited)
	2014	2013
	US$’000	US$’000

Cash and bank balances	52,107	40,886
Fixed deposits	94,558	66,843
Cash and cash equivalents in the statement of financial position	146,665	107,729
Deposits pledged	(10,000)	(10,000)
Cash and cash equivalents in the statement of cash flows	136,665	97,729

Deposits pledged represent bank balances pledged as security to secure banking facility for a subsidiary.

16        Share capital and reserves

Share capital

		(Unaudited)
	2014	2013
	No. of shares	No. of shares
Fully paid ordinary shares, with no par value
At 1 January and 31 December	51,270,487	51,270,487

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All shares rank equally with regard to the Group’s residual assets.

Capital management

The Group defines capital as share capital and reserves. The Group’s objective in managing capital is to maintain a capital structure that optimizes returns to shareholders having regard to the liquidity requirements and the relative cost of debt and equity.

FS30

Abacus International Pte Ltd
and its subsidiaries

There were no changes in the Group’s approach to capital management during the year. The Group entities are not subject to externally imposed capital requirements.

Reserves

Translation reserve

The translation reserve comprises foreign currency differences arising from the translation of the financial statements of foreign operations.

Fair value reserve

The fair value reserve comprises the cumulative net change in the fair value of available-for-sale financial assets until the investments are derecognised or impaired.

Dividends

The following exempt (one-tier) dividends were declared and paid by the Group:

		(Unaudited)
	2014	2013
	US$’000	US$’000
For the year ended 31 December
Paid by the Group to owners of the Group US$0.12 per qualifying ordinary share (2013: US$0.59)	6,300	30,000

FS31

Abacus International Pte Ltd
and its subsidiaries

17        Deferred tax assets and liabilities

Movements in deferred tax assets and liabilities (prior to offsetting of balances) during the year are as follows:

	At 1 January 2013 (Unaudited)	Recognised in profit or loss (Note 23)	Recognised in other comprehensive income	Currency realignment	At 31 December 2013 (Unaudited)	Recognised in profit or loss (Note 23)	Recognised in other comprehensive income	Currency realignment	At 31 December 2014
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Deferred tax liabilities
Property, plant and equipment	4,023	872	–	–	4,895	533	–	–	5,428
Revaluation of financial assets	1,289	–	495	–	1,784	–	173	–	1,957
Other temporary differences	421	869	–	–	1,290	570	–	–	1,860
	5,733	1,741	495	–	7,969	1,103	173	–	9,245

Deferred tax assets
Property, plant and equipment	(28)	–	–	10	(18)	18	–	–	–
Other temporary differences	(380)	(85)	–	62	(403)	403	–	–	–
	(408)	(85)	–	72	(421)	421	–	–	–

FS32

Abacus International Pte Ltd
and its subsidiaries

18        Trade payables

Trade payables are non-interest bearing and are normally settled on 30 – 60 day terms. The carrying amounts of the Group as at 31 December 2014 and 2013 represent the expected contractual undiscounted cash flows within 1 year.

19        Other payables and accruals

		(Unaudited)
	2014	2013
	US$’000	US$’000

Accrued incentive expense	23,794	28,937
Accrued data processing and maintenance fees	10,931	21,007
Accrued employee benefits	10,962	10,394
Other accrued expenses	15,770	15,109
Other payables	2,040	102
	63,497	75,549

The carrying amounts of the Group as at 31 December 2014 and 2013 represent the expected contractual undiscounted cash flows within 1 year.

The Group’s exposure to currency and liquidity risk related to trade and other payables and accruals is disclosed in note 25.

20        Revenue

Revenue relates to booking fees recognised when bookings are made through the computerised reservation system by travel agencies.

21        Finance income and costs

	2014	2013
	US$’000	US$’000

Interest income on loan and receivables	310	270
Dividend income	991	2,567
Finance income	1,301	2,837

Net foreign exchange loss	(183)	(1,622)
Finance costs	(183)	(1,622)
Net finance income recognised in profit or loss	1,118	1,215

FS33

Abacus International Pte Ltd
and its subsidiaries

22        Expenses by nature

		(Unaudited)
	2014	2013
	US$’000	US$’000

Amortisation of intangible assets	5,170	4,576
Employee benefits	40,907	43,235
Depreciation	7,340	6,895
Marketing and advertising expenses	2,915	1,957
Operating lease expense	6,517	7,544
Professional fees	2,018	1,717
Travelling expenses	2,926	2,821
Reservation and booking expenses	224,141	206,608
Others	12,564	10,423
Total cost of sales, selling and marketing expenses and administrative expenses	304,498	285,776

23        Income tax expense

Amounts recognised in profit or loss:

		(Unaudited)
	2014	2013
	US$’000	US$’000
Current tax expenses
Current year	12,123	14,332
Adjustment for prior years	(198)	(4,728)
	11,925	9,604

Deferred tax expenses
Origination and reversal of temporary differences	1,524	1,344
Adjustment for prior years	–	312
	1,524	1,656

Income tax expense	13,449	11,260

FS34

Abacus International Pte Ltd
and its subsidiaries

		(Unaudited)
	2014	2013
	US$’000	US$’000
Reconciliation of the tax computed by applying the statutory tax rate to profit before income tax to the actual income tax expense

Profit before income tax	53,240	53,248

Tax calculated using Singapore tax rate at 17%	9,051	9,052
Income not subject to tax	(169)	(436)
Effects of results of equity-accounted investees	(511)	(546)
Expenses not deductible for tax purposes	1,245	2,015
Withholding tax expense	895	1,764
Tax expense recognised for transfer pricing exposures	2,993	3,342
Overprovided in prior years	(198)	(4,416)
Others	143	485
Actual income tax expense	13,449	11,260

24        Related party transactions

For the purpose of financial statements, parties are considered related to the Group if the Group has the ability, directly or indirectly, to control the party, or exercise significant influence over the party in making financial and operating decisions, or vice versa. Related parties may be individuals or other entities.

Key management personnel compensation

Key management personnel of the Group are those persons having the authority and responsibility for planning, directing and controlling activities of the Group. The directors of the Group are considered as key management personnel of the Group.

Key management personnel compensation comprised:

		(Unaudited)
	2014	2013
	US$’000	US$’000

Short-term employee benefits	4,777	4,052

FS35

Abacus International Pte Ltd
and its subsidiaries

Related party transactions

During the year, other than as disclosed elsewhere in the financial statements, the following transactions were entered into with related parties on terms agreed by both parties:

		(Unaudited)
	2014	2013
	US$’000	US$’000
Immediate holding company
Support fee income	29	59

Shareholders of immediate holding company
Revenue	83,148	89,929

Minority shareholder
Revenue	69,022	71,453
Purchase of services	(68,485)	(76,358)

Associates and joint ventures
Revenue	500	714
Purchase of services	(24,959)	(17,527)

25        Financial instruments

Risk management framework

The Group has a system of controls in place to create an acceptable balance between the cost of risks occurring and the cost of managing the risks. The management continually monitors the Group’s risk management process to ensure that an appropriate balance between risk and control is achieved. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or a counterparty fails to settle its financial and contractual obligations to the Group, as and when they fall due. The Group has a credit policy in place which establishes credit limits for customers and monitors their balances on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount. If the customers are independently rated, these ratings are used. Otherwise, the credit quality of customers is assessed after taking into account its financial position and past experience with the customers.

The Group has no significant concentration of credit risk from trade receivables due to its diverse customer base.

The Group provides for impairment losses that represent its estimate of incurred losses in respect of trade and other receivables. The main components of this allowance are a specific loss component that relates to individually significant exposures.

The impairment loss account in respect of trade and other receivables is used to record impairment losses unless the Group is satisfied that no recovery of the amount owing is possible. At that point, the financial

FS36

Abacus International Pte Ltd
and its subsidiaries

asset is considered irrecoverable and the amount charged to the impairment loss account is written off against the carrying amount of the impaired financial asset.

Cash and fixed deposits are placed with banks and financial institutions which are regulated.

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The Group’s maximum exposure to credit risk at the reporting date was as follows:

		Carrying amount
			(Unaudited)
	Note	2014	2013
		US$’000	US$’000

Amounts due from holding company	14	851	30
Trade receivables	11	12,323	25,096
Other receivables and deposits	12	3,583	7,445
Deposits with network provider	10	1,046	918
Cash and cash equivalents	15	146,665	107,729
Loans and receivables		164,468	141,218

Impairment

The aging of loans and receivables (excluding cash and cash equivalents) that were not impaired at the reporting date was:

	Gross	Impairment losses	Gross	Impairment losses
			(Unaudited)	(Unaudited)
	2014	2014	2013	2013
	US$’000	US$’000	US$’000	US$’000

Not past due	10,258	–	25,015	–
Past due 0 – 90 days	5,299	–	6,815	–
Past due 91 days	2,246	278	1,659	439
	17,803	278	33,489	439

FS37

Abacus International Pte Ltd
and its subsidiaries

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

		(Unaudited)
	2014	2013
	US$’000	US$’000
Trade receivables are stated after deducting allowance for doubtful debts of	278	439

Analysis of allowance for impairment:
Balance at beginning of financial year	439	549
Impairment loss recognised	–	152
Reversal during the year	(31)	–
Amounts written off	(130)	(262)
Balance at end of financial year	278	439

The impairment loss as at 31 December 2014 for the Group relates to several customers that have indicated they are not expecting to be able to pay their outstanding balances, mainly due to financial difficulties.

The Group believes that the unimpaired amounts are still collectible in full, based on historic payment behaviour and extensive analysis of customer credit risk, including underlying customers’ credit ratings, when available.

Based on the Group’s monitoring of customer credit risk and historical default rates, the Group believes that, apart from the above, no impairment allowance is necessary.

Liquidity risk

Liquidity risk is the risk that the Group encounters difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. Liquidity requirements are maintained within the credit facilities established and are adequate and available to the Group to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

The financial liabilities of the Group as at 31 December 2014 and 2013 represent the expected contractual undiscounted cash flow within 1 year.

The Group monitors its liquidity risk and maintains a level of cash and cash equivalents deemed adequate by management to finance the Group’s operations and to mitigate the effects of fluctuations in cash flows.

Market risk

Market risk is the risk that changes in market prices, such as interest rates, foreign exchange rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. The Group seeks to manage its investment exposure to market risk by investing in financial instruments with low risk profile. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return on risk.

FS38

Abacus International Pte Ltd
and its subsidiaries

Interest rate risk

Interest rate risk is the risk that changes in interest rate will have adverse financial effect on the Group’s financial conditions and/or results. The Group’s exposure to market risk for changes in interest rate environment relates mainly to its cash balances, fixed deposits, amount due from subsidiaries and amount due from a network provider, details of which have been disclosed in the respective notes to accounts. The Group manages its interest rate exposure through reviews of its cash resources deployment taking into account the periods of the deposits and nature of its assets. It is the Group’s policy to obtain the most favourable interest rates available quoted by existing corporate banks, using a mixture of fixed and variable yield deposits.

Surplus funds are placed with reputable banks.

The Group does not have any significant interest rate risks exposure at reporting date.

Foreign currency risk

The Group is exposed to currency risk on sales, purchases and borrowings, including inter-company sales, purchases and inter-company balances, that are denominated in a currency other than the respective functional currencies of Group entities. The currencies in which these transactions primarily are denominated are the United States dollars (USD), Singapore dollar (SGD) and Australian dollar (AUD). In respect of other monetary assets and liabilities denominated in foreign currencies, the Group’s policy is to ensure that its net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates when necessary to address short-term imbalances.

The Group’s monetary items exposure to foreign currency is as follows:

	---------------- 2014 ----------------			----------- 2013 (Unaudited)----------
	USD	SGD	AUD	USD	SGD	AUD
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Cash	780	13,932	3,809	1,305	25,807	9,959
Trade and other receivables	363	161	9,795	396	10	13,905
Trade and other payables	(44,136)	(1,190)	(3,034)	(41,630)	(326)	(3,207)
Net exposure	(42,993)	12,903	10,570	(39,929)	25,491	20,657

Sensitivity analysis

A 10% strengthening of the respective subsidiaries functional currencies against the following currencies at the reporting date would decrease/(increase) profit before tax by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

US$’000
31 December 2014
USD	(4,299)
SGD	1,290
AUD	1,057
(1,952)

FS39

Abacus International Pte Ltd
and its subsidiaries

31 December 2013 (Unaudited)	US$’000
USD	(3,993)
SGD	2,549
AUD	2,066
622

A 10% weakening of the respective subsidiaries functional currencies against the above-mentioned currencies would have had the equal but opposite effect on the above currencies to the amounts shown above, on the basis that all other variables remain constant.

Except as disclosed above, the Group does not have significant risk exposure as at the reporting date.

Price risk

The Group is exposed to equity price risks arising from its investments held. The Group manages the risk of unfavourable changes by cautious review of the investments before investing and continuous monitoring of the performance of investments held and assessing market risk relevant to which the investments operate.

Sensitivity analysis

If prices for quoted equity securities increase by 10% with all other variables being held constant, the equity of the Group will increase by US$2,390,000 (2013: US$2,184,000). A 10% decrease in the underlying equity prices would have equalled but opposite effect on the amounts shown above. The analysis is performed on the same basis for 2013 and assumes that all other variables remain constant.

Estimation of fair values

The carrying amounts of financial assets and liabilities shown in the statements of financial position are as follows:

		(Unaudited)
	2014	2013
	US$’000	US$’000

Investments	23,901	21,835
Loans and receivables	164,190	140,779
Trade and other payables	(87,659)	(95,748)

The fair value of quoted investments is estimated based on quoted market price at reporting date.

The fair values of other financial assets and liabilities are not materially different from their carrying amounts as at 31 December 2014 and 2013 due to their short-term nature.

FS40

Abacus International Pte Ltd
and its subsidiaries

Fair value hierarchy

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Level l: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

	Level 1	Level 2	Level 3	Total
	US$’000	US$’000	US$’000	US$’000
31 December 2014
Quoted investments	23,901	–	–	23,901

31 December 2013 (Unaudited)
Quoted investments	21,835	–	–	21,835

Offsetting financial assets and financial liabilities

The Group has offset trade receivables and other payables and accruals for the same counterparty based on the arrangements with the counterparty under which the Group intended to settle the amounts on a net basis.

The following table set out the carrying amounts of recognised financial assets and liabilities that are subject to the above agreements.

	Gross amount of recognised financial assets/ (liabilities)	Gross amount of recognised financial assets/ (liabilities) offset in the statement of financial position	Net amount of financial assets/ (liabilities) presented in the statement of financial position
	US$’000	US$’000	US$’000
31 December 2014
Trade receivables	30,489	(18,444)	12,045
Other payables and accruals	(81,941)	18,444	(63,497)
	(51,452)	–	(51,452)

31 December 2013 (Unaudited)
Trade receivables	43,679	(19,022)	24,657
Other payables and accruals	(94,571)	19,022	(75,549)
	(50,892)	–	(50,892)

FS41

Abacus International Pte Ltd
and its subsidiaries

26        Commitments

The Group have several operating lease agreements for office premises, IT infrastructure and corporate workplace outsourcing. These leases have an average life of between 2 and 5 years. The lease for the office premises contain renewal options but not purchase options.

		(Unaudited)
	2014	2013
	US$’000	US$’000

Within 1 year	5,523	5,488
Within 2 to 5 years	13,336	10,697
	18,859	16,185

27        Transition to IFRS reporting

As stated in Note 2.1, these accompanying consolidated financial statements are the first consolidated financial statements prepared in compliance with IFRSs.

The adoption of IFRSs was carried out in accordance with IFRS 1, using 1 January 2013 as the transition date. The Group has retrospectively applied all IFRSs and interpretations that are effective for the year ended 31 December 2014.

Until the adoption of IFRSs, the consolidated financial statements of the Group were prepared in accordance with SFRSs which has been considered as the previous GAAP as per IFRS 1. All applicable IFRSs have been applied consistently and retrospectively wherever required. There are no significant GAAP differences between SFRSs and IFRSs, the differences in the reconciliations below relate to adjustments to correct certain amounts in the respective financial years.

FS42

Abacus International Pte Ltd
and its subsidiaries

Following are the differences resulting between the carrying amounts of the assets and liabilities in these accompanying consolidated financial statements under IFRSs and those that were reported under SFRSs:

Consolidated statement of financial position
As at 31 December 2014

	SFRS	Adjustments	IFRS
	US$’000	US$’000	US$’000

Trade receivables	30,489	(18,444)	12,045
Withholding tax receivable	–	6,984	6,984
All other assets	294,204	–	294,204
Total assets	324,693	(11,460)	313,233

Trade payables	23,856	306	24,162
Other payables and accruals	84,206	(20,709)	63,497
Provisions	–	2,992	2,992
Provision for taxation	34,064	(3,934)	30,130
All other liabilities	9,245	–	9,245
Total liabilities	151,371	(21,345)	130,026

Reserves	116,547	9,885	126,432
Others	56,775	–	56,775
Total equity	173,322	9,885	183,207

Consolidated statement of financial position
As at 31 December 2013 (Unaudited)

	SFRS	Adjustments	IFRS
	US$’000	US$’000	US$’000

Trade receivables	43,679	(19,022)	24,657
Withholding tax receivable	–	5,792	5,792
All other assets	254,820	–	254,820
Total assets	298,499	(13,230)	285,269

Other payables and accruals	102,642	(27,093)	75,549
Provisions	–	2,872	2,872
Provision for taxation	46,960	(17,744)	29,216
All other liabilities	28,168	–	28,168
Total liabilities	177,770	(41,965)	135,805

Reserves	63,934	28,735	92,669
Others	56,795	–	56,795
Total equity	120,729	28,735	149,464

FS43

Abacus International Pte Ltd
and its subsidiaries

Consolidated statement of financial position
As at 1 January 2013 (Unaudited)

	SFRS	Adjustments	IFRS
	US$’000	US$’000	US$’000

Trade receivables	51,746	(24,476)	27,270
Withholding tax receivable	–	4,668	4,668
All other assets	226,836	–	226,836
Total assets	278,582	(19,808)	258,774

Other payables and accruals	103,960	(32,547)	71,413
Provisions	–	2,587	2,587
Provision for taxation	48,277	(18,571)	29,706
All other liabilities	23,506	–	23,506
Total liabilities	175,743	(48,531)	127,212

Reserves	45,746	28,723	74,469
Others	57,093	–	57,093
Total equity	102,839	28,723	131,562

Following are the differences in amounts reported in the consolidated statement of profit or loss and other comprehensive income in these accompanying consolidated financial statements under IFRSs and those that were reported under SFRSs:

Consolidated statement of profit or loss and other comprehensive income
Year ended 31 December 2014

	SFRS	Adjustments	IFRS
	US$’000	US$’000	US$’000

Revenue	357,714	(4,327)	353,387
Cost of sales	(232,261)	(1,905)	(234,166)
Administrative expenses	(35,458)	440	(35,018)
Net finance income	1,487	(369)	1,118
Income tax expense	(31)	(13,418)	(13,449)
Others	(32,081)	–	(32,081)
Profit for the year	59,370	(19,579)	39,791
Foreign currency translation differences	(3,112)	729	(2,383)
Others	2,635	–	2,635
Total comprehensive income for the year	58,893	(18,850)	40,043

FS44

Abacus International Pte Ltd
and its subsidiaries

Consolidated statement of profit or loss and other comprehensive income
Year ended 31 December 2013 (Unaudited)

	SFRS	Adjustments	IFRS
	US$’000	US$’000	US$’000

Revenue	335,255	(285)	334,970
Finance costs	(2,940)	1,318	(1,622)
Income tax expenses	(9,832)	(1,428)	(11,260)
Others	(280,100)	–	(280,100)
Profit for the year	42,383	(395)	41,988
Foreign currency translation differences	(4,043)	407	(3,636)
Others	9,760	–	9,760
Total comprehensive income for the year	48,100	12	48,112

Following are the differences in amounts reported in the consolidated statement of cash flows in these accompanying consolidated financial statements under IFRSs and those that were reported under SFRSs:

Consolidated statement of cash flows
Year ended 31 December 2014

	SFRS	Adjustments	IFRS
	US$’000	US$’000	US$’000

Cash flows from operating activities
Changes in trade and other receivables	16,564	(578)	15,986
Changes in trade and other payables	(14,779)	6,690	(8,089)
Changes in provisions	–	120	120
Income tax paid	(11,258)	(585)	(11,843)

Consolidated statement of cash flows
Year ended 31 December 2013 (Unaudited)

	SFRS	Adjustments	IFRS
	US$’000	US$’000	US$’000
Cash flows from operating activities
Changes in trade and other receivables	622	(5,454)	(4,832)
Changes in trade and other payables	983	5,554	6,537
Changes in provisions	–	285	285
Income tax paid	(9,480)	(13)	(9,493)

FS45

Abacus International Pte Ltd
and its subsidiaries

The adjustments relate to the correction of amounts the Group has reported previously in consolidated financial statements prepared in accordance with SFRSs, as follows:

•
The Group did not present trade receivables net of related accrued customer rebates in accordance with IAS 32 Financial Instruments in the SFRS consolidated financial statements. Adjustments are required to reduce other payables and accruals and trade receivables by US$18,444,000 in the year ended 31 December 2014 (2013: US$19,022,000 (unaudited); 1 January 2013: US$24,476,000 (unaudited)) to correct these amounts.

•
The Group did not recognise income tax expense, provision for taxation and tax recoverable in accordance with IAS 12 Income Taxes in the SFRS consolidated financial statements. The following adjustments are required to correct these amounts:

•
For the year ended 31 December 2014, retained earnings were increased by US$22,161,000, administrative expenses were reduced by US$440,000, net finance income (net foreign exchange gain) was increased by US$35,000, withholding tax receivable was increased by US$6,984,000, provision for taxation was reduced by US$3,934,000, income tax expense was increased by US$13,418,000 and translation reserve was increased by US$1,700,000.

•
For the year ended 31 December 2013, provision for taxation was reduced by US$17,744,000 (unaudited), withholding tax receivable was increased by US$5,792,000 (unaudited), finance costs (net foreign exchange loss) was reduced by US$618,000 (unaudited), income tax expense was increased by US$1,428,000 (unaudited), retained earnings were increased by US$22,971,000 (unaudited) and translation reserve was increased by US$1,375,000 (unaudited).

•
As at 1 January 2013, provision for taxation was reduced by US$18,571,000 (unaudited), withholding tax receivable was increased by US$4,668,000 (unaudited), translation reserve was increased by US$268,000 (unaudited) and retained earnings were increased by US$22,971,000 (unaudited).

•
The Group did not recognise revenue in accordance with IAS 18 Revenue, the liability for revenue recognised for bookings made but expected to be cancelled was not recorded. The following adjustments are required to correct these amounts:

•	For the year ended 31 December 2014, provisions were increased by US$2,992,000, with corresponding reductions to retained earnings of US$2,872,000 and revenue of US$120,000.

•
For the year ended 31 December 2013, provisions were increased by US$2,872,000 (unaudited), with corresponding reductions to retained earnings of US$2,587,000 (unaudited) and revenue of US$285,000 (unaudited).

•	Provisions as at 1 January 2013 were increased by US$2,587,000 (unaudited), with a corresponding reduction to retained earnings.

FS46

Abacus International Pte Ltd
and its subsidiaries

•	The Group did not recognise provisions and accruals in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. The following adjustments are required to correct these amounts:

•
For the year ended 31 December 2014, other payables and accruals were reduced by US$2,265,000, revenue was reduced by US$4,207,000, trade payables were increased by US$306,000, cost of sales was increased by US$1,905,000 with corresponding increase to retained earnings by US$8,071,000.

•	Other payables and accruals as at 31 December 2013 and 1 January 2013 were reduced by US$8,071,000 (unaudited) with a corresponding increase to retained earnings.

•	The Group erroneously recorded exchange differences arising from intra-group transactions. The following adjustments are required to correct these amounts:

•
For the year ended 31 December 2014, the translation reserve was reduced by US$633,000, net finance income (net foreign exchange gain) was reduced by US$404,000 with corresponding increase to retained earnings by US$1,037,000.

•
For the year ended 31 December 2013, retained earnings were increased by US$337,000 (unaudited), finance costs (net foreign exchange loss) were reduced by US$700,000 (unaudited) with corresponding reduction to translation reserve by US$1,037,000 (unaudited).

•	Translation reserve as at 1 January 2013 was reduced by US$337,000 (unaudited) with a corresponding increase to retained earnings.

28        Subsequent events

Change in holding company
The Company was owned by Sabre Technology Enterprises II, Ltd ("SH") and Abacus International Holdings Limited ("AH") whereby SH owned 35% and AH owned 65% of the shareholdings of the Company. Pursuant to a Share Purchase Agreement dated 14 May 2015, SH purchased 65% of the shareholdings of the Company from AH. The acquisition was completed on 1 July 2015; as a result, the Company became a wholly-owned subsidiary of SH. These consolidated financial statements of the Company do not contain any adjustment that might result from the change in control over the Company.

Disposal of investment in associate
On 14 May 2015, the Company entered into an agreement with AH to transfer its beneficial ownership in its associate, Infini, to AH. The Company will be entitled to 35% of the dividends paid by Infini for the next 7 years commencing from 14 May 2015 as the consideration. The fair value of the consideration receivable approximates US$1.3 million. The Company is expected to realise a loss of approximately US$18.1 million.

Dividend payment
On 25 June 2015, the Company paid a final tax exempt (one tier) dividend amounting to US$82 million declared out of the profits to SH and AH.

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Abacus International Pte Ltd
and its subsidiaries

Acquisition of subsidiaries
In July 2015, the Company completed the acquisition of the remaining equity interests in two companies, Abacus Distribution Systems (Hong Kong) Ltd on 3 July 2015 and Abacus Travel Systems Pte Ltd on 29 July 2015, in which the Company previously owned non-controlling equity interests of 5% each. Additionally, on 27 August 2015, the Company signed an agreement to acquire ninety percent of a third company, Abacus Distribution Systems Malaysia Sdn, Bhd. in which the Company previously owned a non-controlling equity interest of 5%, which is expected to close in September 2015.

The purchase price for all three companies is approximately US$43 million, which excludes the effect of any post-completion purchase price adjustments. The purchase price allocations for these acquisitions are currently in process due to the limited time from the completion of the acquisitions through the date of this report. Net tangible assets acquired including cash on hand is estimated to be approximately US$12 million for the companies’ combined and the remainder of the purchase price will be allocated to identifiable intangible assets and goodwill.

In connection with the acquisitions of the controlling equity interests of the companies, the Company also expects to recognise a gain as the result of remeasuring its previous non-controlling equity interests in these companies to their fair value as of the acquisition date.

FS48